Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2015, in the Registration Statement (Form S-4) and related Prospectus of Polymer Group, Inc. for the registration of $210,000,000 of its 6.875% Senior Notes due 2019.

/s/ Ernst & Young LLP

Charlotte, North Carolina

May 14, 2015